Exhibit 10.2

[Participant Name]

[Date]

Apollo Supplemental Partner Program for Realization Year [ ]
Dear [Participant Name]:
You have received an award under the Apollo Supplemental Partner Program (the “Plan”), subject to the terms and conditions set forth below and in the Plan. Capitalized terms used but not defined herein appear in bold when first used and have the meanings provided in the Plan document.
Participant Percentage
You have been awarded <<SPP %>> of the Gross Realized Performance Fees for Realization Year [ ], referred to as your “Participant Percentage,” subject to the terms and conditions set forth below and in the Plan. Your target award value for Realization Year [   ] is $<<[ ] Target Value>>. Given that the Gross Realized Performance Fees of Apollo Global Management, Inc. and its subsidiaries (collectively, the “Company”) may vary, your Participant Percentage may yield an amount that is meaningfully higher or lower than such target award value. The actual dollar value attributable to your Participant Percentage shall be referred to as your “Supplemental Amount.”
Supplemental Amount Determination and Vesting for Realization Year [   ]
In [   ], your Supplemental Amount for Realization Year [   ] will be determined and separately communicated to you.
The Company will notionally invest such Supplemental Amount in an “evergreen” investment fund, provided, however, that you may decide to notionally invest such amount in any other investment options then available to other participants for Realization Year [   ], and the aggregate increase or decrease in value shall be calculated as if invested from [   ] through [   ], and the resulting amount payable to you for Realization Year [   ] shall be referred to as your “Supplemental Investment Value.” For the avoidance of doubt, you will not have an interest in the underlying investment funds into which the Supplemental Amount will be invested.
Your award in respect of Realization Year [   ] shall vest on [   ], provided that you have not given or received notice of your termination of employment or service with the Company on or before such vesting date. If your employment or service with the Company

terminates (or you give or receive notice of your termination) on or prior to [   ], all amounts described herein in respect of Realization Year [   ] shall be automatically forfeited without consideration, unless otherwise determined by the Board of Directors of Apollo Global Management, Inc.
Payments of Vested Amounts
Payment of the Supplemental Investment Value shall be made to you in a lump sum in [   ], subject to such deductions and withholdings as may be required under applicable law. Any payments owed hereunder shall be made via payroll of your employing entity.
General
This award letter is subject to the Plan in its entirety and contains the entire agreement and understanding among the parties as to the subject matter hereof and supersedes all prior writings or understandings with respect thereto and to the extent there is any inconsistency between the terms of this award letter and the Plan, the terms of this award letter shall prevail.

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Sincerely,
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